Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-3 No. 333-269569) of IO Biotech, Inc.,
(2)
Registration Statement (Form S-8 No. 333-262587) pertaining to the 2021 Equity and Incentive Plan and 2021 Employee Stock Purchase Plan of IO Biotech, Inc.,
(3)
Registration Statement (Form S-8 No. 333-269597) pertaining to the IO Biotech, Inc. 2021 Equity and Incentive Plan, and
(4)
Registration statement (Form S-3 No. 333-274267) of IO Biotech, Inc.;

of our report dated March 5, 2024, with respect to the consolidated financial statements of IO Biotech, Inc. included in this Annual Report (Form 10-K) of IO Biotech, Inc. for the year ended December 31, 2023.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

March 5, 2024